Exhibit 10.14

EMPLOYMENT AGREEMENT

by and between

FULCRUM BIOENERGY, INC.

and

E. JAMES MACIAS

Dated as of

December  1st, 2007

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 1st, 2007, by and between Fulcrum BioEnergy, Inc., a Delaware corporation (the “Company”) and E. James Macias (“Macias”).

W I T N E S S E T H:

WHEREAS, Fulcrum BioEnergy, Inc. (d.b.a., Fulcrum Energy), a predecessor to the Company, and Macias are party to a Services Agreement, dated March 31, 2007 (the “Services Agreement”), providing for the engagement of Macias as a temporary consultant to the Company, and setting forth certain conditions to the engagement of Macias as a full time employee of the Company on specified terms; and

WHEREAS, the Company and Macias desire to terminate the Services Agreement and enter into an agreement providing for the employment of Macias as a full time employee on the terms and conditions set forth herein;

NOW, THEREFORE, the Company and Macias, each intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

1.1 Termination of Services Agreement. The Company and Macias hereby terminate the Services Agreement. Commencing on the date hereof, the Services Agreement shall be of no further force and effect and shall be superseded in all respects by this Agreement. The Company shall promptly pay Macias the accrued and unpaid amounts, if any, to which he was entitled under the Services Agreement through the date hereof.

1.2 Employment. The Company hereby employs Macias as the President and Chief Executive Officer of the Company on the terms and conditions contained herein. Macias’ employment shall commence on the date hereof and shall continue until Termination of Employment (the “Employment Period”).

1.3 Duties during Employment Period. During the Employment Period, Macias shall have the following duties and responsibilities:

(a)	Managing the Company’s portfolio of waste-to-fuels facilities and/or other assets;

(b)	Developing waste-to-fuels projects approved by the Board, including plant operations, project development services and managing hedging strategies;

(c)	Overseeing financial reporting to the Board and government entities;

(d)	Managing the hiring of staff, including a Chief Financial Officer, Chief Technology Officer, a Manager of Construction and Development and all other personnel deemed appropriate by the Board;

(e)	Actively supervising all activities of all subcontractors;

(f)	Finding, qualifying and employing administrative and operational employees for the development of waste-to-fuels projects;

(g)	Working with and supporting the Company, and its Affiliates as necessary, in various matters relating to compliance, certification, permitting and contracting;

(h)	Identifying, negotiating and executing on strategic proposals for offtake of waste-to-fuels projects;

(i)	Preparing monthly progress reports to the Board; and

(j)	Performing such other duties and responsibilities assigned by the Board, provided that such duties and responsibilities are customary for a president and chief executive officer.

Macias shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall restrict Macias from (i) managing his personal investments, personal business affairs and other personal matters; or (ii) serving on civic or charitable boards or committees.

ARTICLE II

COMPENSATION AND BENEFITS

2.1 Base Salary. For services performed by Macias for the Company during the Employment Period, the Company shall pay Macias a base salary of Five Hundred Thousand Dollars ($500,000) per year (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to annual review by the Board.

2.2 Bonuses. During the Employment Period, Macias shall be eligible to receive an annual cash bonus targeted at one hundred percent (100%) of his Base Salary in accordance with the Company’s bonus plan (if any). Annual bonus targets and goals shall be established by the Board. It is anticipated that annual bonuses will be based on annual EBIDTA performance and on enterprise values during the period after the first plants become operational. For the avoidance of doubt, any bonuses paid prior to the creation of EBITDA are solely at the discretion of the board director.

2.3 Other Benefits. Macias shall also be entitled to the following during the Employment Period:

(a) Participation in Benefit Plans. Macias shall be entitled to participate in the executive-level benefit arrangements maintained by the Company for its executives generally.

Macias shall also be entitled to participate in all other welfare and benefit plans maintained by the Company from time to time, including, as applicable, medical, dental, accident, life, short- and long-term disability insurance, 401(k) retirement plan, and other benefit plans established by the Company at the Board’s discretion.

(b) Vacation. Macias shall be entitled to vacation and paid holidays consistent with the Company’s standard practices.

2.4 Equity Participation. Subject to execution of an option agreement and other definitive documentation satisfactory to the Board in accordance with the Company’s 2007 Equity Incentive Plan, Macias shall be entitled to a one-time grant of options to purchase 1,466,581 shares of common stock of the Company. Macias shall also participate in future equity incentive plans as approved by the Board.

ARTICLE III

COVENANTS

3.1 Non-Solicitation. During the Employment Period and for eighteen (18) months following Termination of Employment for any reason, Macias agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any Person, soliciting the employment or services of any Person who, upon such Termination of Employment or within twelve (12) months prior thereto, was known to be (i) employed by the Company or any Affiliate of the Company or (ii) a consultant to any entity described in clause (i) with respect to the Business, except, in the case of clause (ii), as is consented to by the Board in writing, which consent shall not be unreasonably withheld.

3.2 [Intentionally Omitted]

3.3 Nondisclosure of Confidential Information. In the performance of his duties, Macias has previously had, and may be expected in the future to have, access to the proprietary information, technical data, trade secrets or know-how of the Company and its Affiliates, including, but not limited to, research, products and product designs, methods, strategies, customer data, documents, notes, working papers, records, systems, contracts, agreements, market data and related information, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans or other business information presently owned or at any time hereafter developed by the Company or any of its Affiliates, agents or consultants or used presently or at any time hereafter in the course of the Business, that are not otherwise part of the public domain (collectively, the “Confidential Information”). All such Confidential Information is considered secret and has been and/or will be disclosed to Macias in confidence, and Macias acknowledges that, as a consequence of his employment and position with the Company, Macias will have access to and become acquainted with Confidential Information. Except in the performance of his duties to the Company, Macias shall not, during the term of this Agreement and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Information, which Macias has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, Macias shall promptly deliver to the Company any and all of the Confidential Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of Macias. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Macias and the Company (and/or any of the Company’s Affiliates), (ii) such Confidential Information which has become publicly known and made generally available through no wrongful act of Macias or of others who were under confidentiality obligations as to the item or items involved, (iii) Macias’ general skills and education, and know-how of broad application known to Macias or independently developed by Macias prior to Macias’ employment by the Company or (iv) Macias is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, that Macias shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

3.4 Enforcement.

(a) Macias acknowledges that violation of any of the covenants and agreements set forth in this Article III would cause the Company and its Affiliates irreparable damage for which they cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by Macias of this Article III, the Company and its Affiliates shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company or any of its Affiliates may have for damages under this Agreement or otherwise, and all of such parties’ rights and remedies shall be unrestricted. This Article III shall survive termination of this Agreement or Termination of Employment for any reason whatsoever.

(b) If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In particular, if any of the covenants or agreements set forth in this Article III, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision, and, in its reduced form, such provision shall then be enforceable. The parties intend that each covenant set forth in this Article III shall be deemed to be a series of separate covenants, one for each and every county and political subdivision to which it is applicable.

(c) Macias understands that the provisions of this Article III may limit his ability to earn a livelihood in a business similar to the Business but nevertheless agrees and hereby acknowledges that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its Affiliates and the consideration provided under this Agreement, including, without limitation, any amounts or benefits provided hereunder, is sufficient to compensate Macias for the restrictions contained in this Article III In consideration of the foregoing and in light of Macias’ education, skills and abilities, Macias agrees that he will not assert, and it should not be considered, that any provisions of this Article III prevented him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(d) Each of the covenants of this Article III is given by Macias as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement and accept the obligations hereunder.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. Upon Termination of Employment, the provisions of this Agreement (other than Article III) shall terminate, provided that the provisions of Section 4.3 shall survive to the extent set forth below.

4.2 Procedures Applicable to Elective Termination of Employment. Macias may resign by providing written notice to the Board setting forth the reasons and specifying the date as of which his resignation is to become effective. The Board may terminate Macias’ employment at any time, with or without Cause, or for Disability, by providing written notice to Macias specifying the date as of which his termination is to become effective. In each such case the date of Termination of Employment will be the date specified in the notice, provided that neither party may give less than thirty (30) days advance notice of resignation (except in the case of a termination by the Company with Cause or for Disability).

4.3 Obligations of the Company and Macias Upon Termination of Employment.

(a) Termination In the Event of Death or Disability. In the event of Termination of Employment due to Macias’ death or Disability, the Company shall pay or provide to Macias or Macias’ heirs, estate or legal representatives, as the case may be, the following:

(1) all Accrued Obligations in a lump sum within thirty (30) days after the date of Termination of Employment;

(2) the pro rata amount of any bonus payable to Macias under Section 2.2 accrued as of Macias’ Termination of Employment but not yet paid, to the extent, in such manner and at such time as are provided under the terms of the bonus plan, or, if no bonus plan exists, then as, when and if paid according to the Company’s regular practices; and

(3) any benefits accrued by Macias as of the date of Termination of Employment under any qualified retirement plan of the Company to such extent, in such manner and at such time as are provided under the terms of such plan.

(b) Termination Without Cause or for Good Reason.

(i) In the event of a Termination of Employment by the Company without Cause or a Termination of Employment by Macias for Good Reason, the Company shall pay or provide to Macias the following:

(A) all Accrued Obligations in a lump sum within thirty (30) days after the date of Termination of Employment;

(B) any benefits accrued by Macias as of the date of Termination of Employment under any qualified retirement plan of the Company to such extent, in such manner and at such time as are provided under the terms of such plan;

(C) subject to applicable withholding, (i) twelve (12) months (the “Continuation Period”) of Base Salary in accordance with the Company’s regular payroll practices, and (ii) the pro rata amount of any bonus payable to Macias under Section 2.2 accrued as of Macias’ Termination of Employment but not yet paid, to the extent, in such manner and at such time as are provided under the terms of the bonus plan, or, if no bonus plan exists, then as, when and if paid according to the Company’s regular practices;

(D) continuation of all health and welfare benefits coverage of Macias provided under the Company’s benefit plans or policies (or, if continued coverage is barred under such plans, the Company shall provide to Macias substantially similar benefits) for the Continuation Period;

(E) the Company shall continue to provide office space to Macias for a reasonable period of time during Macias’ transition following termination; and

(ii) If Macias obtains other employment during the Continuation Period, Macias shall promptly notify the Company thereof and of the aggregate gross compensation payable to Macias in respect of such other employment during the Continuation Period. The Company shall have the right to deduct, dollar for dollar, from the amount payable by the Company to Macias the gross aggregate amount of compensation Macias receives from such other employment during the Continuation Period, and the Company will also have the right to terminate any benefit or payment in lieu of a benefit then being provided pursuant to clause (D) above if a comparable benefit is offered by the new employer.

(iii) Notwithstanding any provision herein to the contrary, Macias’ entitlement to the benefits described in Section 4.3(b)(i)(C) through (D) shall be conditioned on Macias’ execution of an effective release of claims (the “Release”), substantially in the form attached hereto as Exhibit A.

(c) Other Terminations. In the event of Termination of Employment for any other reason (including a termination by the Company for Cause or resignation by Macias), the Company shall pay or provide to Macias the following:

(1) all Accrued Obligations in a lump sum within thirty (30) days after the date of Termination of Employment; and

(2) any benefits accrued by Macias as of the date of Termination of Employment under any qualified retirement plan of the Company to such extent, in such manner and at such time as are provided under the terms of such plan.

(d) Exclusivity. The amounts payable to Macias pursuant to Sections 4.3(a), 4.3(b) and 4.3(c), as the case may be, shall be Macias’ sole remedy in the event of the Termination of Employment of Macias, and Macias waives any and all rights to pursue any other remedy at law or in equity; provided, however, that this shall not constitute a waiver of any rights provided under any federal, state or local laws or regulations relating to discrimination in employment (except as waived pursuant to the Release) and provided, further, that nothing in this Section 4.3(d) or elsewhere in this Agreement is intended to limit Macias’ rights under benefit plans maintained by the Company or applicable law which by their terms survive the applicable Termination of Employment.

ARTICLE V

MISCELLANEOUS

5.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Macias and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock or other equity units, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to Macias, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed to be the “Company” for purposes of this Agreement.

5.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows, or (ii) when transmitted, if sent by facsimile transmission (provided that a confirmation copy is sent by another approved means):

(a)	if to the Board or the Company, to:

Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton CA 94588

Fax:

With a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles CA 90067

Attention: Greg Klein

Fax: (310) 203-7199

(b)	if to Macias, to:

E. James Macias

Fax: [                    ]

Any such address may be changed by written notice sent to the other party at the last recorded address of that party.

5.3 Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld under federal, state and local law (other than the employer’s portion of such taxes) with respect to any payment in cash and/or other property made by or on behalf of the Company to or for the benefit of Macias under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to Macias or (ii) make other satisfactory arrangements with Macias to satisfy such withholding obligations.

5.4 No Assignment; No Third-Party Beneficiaries. This Agreement is not assignable by Macias. No Person shall be, or be deemed to be, a third-party beneficiary of this Agreement.

5.5 Execution in Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

5.6 Governing Law; Jurisdiction. The validity of this Agreement and the interpretation and performance of all its terms shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law rules thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court sitting in the Northern District of California in the event any dispute that the parties fail to resolve arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement in any court other than courts set forth above. In any such proceeding, the parties agree to accept service of process by mail at the addresses herein provided for notice.

5.7 Dispute Resolution.

(a) Except for injunctive or other equitable relief as provided in Section 3.4(a), the Company and Macias agree that any and all disputes, controversies or claims arising out of or related to this Agreement or its breach, including without limitation, disputes, claims or controversies concerning the validity of this Agreement, in whole or in part, shall be determined exclusively by final and binding arbitration before a single arbitrator in Pleasanton, California administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected from a list of arbitrators provided by JAMS with substantial professional experience in employment matters. The Company will pay all administration fees associated with the arbitration and the cost of the arbitrator, it being the parties’ intention that Macias not bear any costs that he would not be required to bear in a court proceeding.

(b) The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with Delaware law, to the same extent as if such dispute were to be determined as to liability and remedy by a court without a jury. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. The Company and Macias expressly waive all rights to a jury trial in court on all statutory or other claims.

5.8 Entire Agreement; Amendment. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them, regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by both of the parties hereto.

5.9 Headings. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

5.10 409A. It is the intent of the parties that the provisions of this Agreement conform to the requirements of Section 409A of the Code and any final Treasury Regulations or other authoritative guidance issued thereunder, if such Code section is applicable, and the Agreement shall be so construed and interpreted. In the event that the Company determines in good faith that any provision of this Agreement does not comply with Section 409A of the Code, the Company and Macias agree to amend this Agreement to the minimum extent necessary to cause the Agreement to so comply.

ARTICLE VI

DEFINITIONS

The following terms used in this Agreement shall have the meanings set forth below:

“Accrued Obligations” shall mean, as of the date of Termination of Employment, the sum of (A) Macias’ aggregate Base Salary through such date to the extent not theretofore paid, plus (B) all vacation pay, expense reimbursements and other cash entitlements accrued by Macias hereunder as of such date to the extent not theretofore paid, in each case subject to applicable withholding.

“Affiliate” of any Person shall mean any other Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Base Salary” shall mean the amount set forth in Section 2.1.

“Board” shall mean the Board of Directors of the Company.

“Business” shall mean the design, construction, financing, operation and management of one or more waste-to-biofuel projects.

“Cause” shall mean (i) Macias’ material violation of any of the provisions of this Agreement (after at least thirty (30) days advance written notice and opportunity to cure); (ii) Macias’ failure to comply with the Board’s directives or policies (after at least thirty (30) days advance written notice and opportunity to cure); (iii) Macias engaging in conduct which is fraudulent or illegal; (iv) Macias’ gross negligence in the performance or nonperformance of his duties or responsibilities hereunder; (v) Macias’ engagement in misconduct which is materially injurious or materially damaging to the Company or any of its subsidiaries or the reputation of the Company or any of its Affiliates or (vi) Macias’ conviction of, or plea of nolo contendere to, a felony.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in preamble.

“Confidential Information” shall have the meaning set forth in Section 3.3.

“Continuation Period” has the meaning set forth in Section 4.3(b)(i)(C).

“Control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Disability” shall mean Macias’ permanent disability or incapacity as determined in accordance with the Company’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of his position, with reasonable accommodation by the Company, for a period in excess of 180 days during any period of 365 calendar days.

“Employment Period” has the meaning set forth in Section 1.3.

“Good Reason” means (a) the Company’s material violation of any of the provisions of this Agreement (after at least thirty (30) days advance written notice and opportunity to cure); or (b) the Company’s principal executive offices, or Macias’ work site, are moved to a location or facility that is more than 50 miles away from Macias’ primary location immediately prior to such relocation (if such relocation is effected without Macias’ consent); or (c) a significant reduction of Macias’ duties, title, position or responsibilities relative to Macias’ duties, title, position or responsibilities in effect immediately prior to such reduction that is effected without Macias’ consent.

“Macias” has the meaning set forth in the preamble.

“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or governmental or other agency or political subdivision thereof.

“Termination of Employment” shall mean (i) Macias’ death or Disability, (ii) termination by the Company of Macias’ employment for Cause or without Cause, (iii) resignation by Macias from the employ of the Company with Good Reason or without Good Reason, or (iv) retirement of Macias.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FULCRUM BIOENERGY, INC.

By:	/s/ James A.C. McDermott

Name:	James A.C. McDermott

Title:	Chairman of Board

/s/ E. James Macias
E. James Macias

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is entered into by E. James Macias, an individual (“Executive”), and Fulcrum BioEnergy, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive and the Company have entered into that certain Employment Agreement as of [            ], 2007 (the “Employment Agreement”), which is incorporated by reference herein; and

WHEREAS, Executive and the Company desire to settle fully any and all matters between them, including, but not limited to, any matters relating to Executive’s employment with the Company, the Employment Agreement, and the termination of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Executive and the Company agree as follows:

1. Termination of Employment. Executive’s employment with the Company is terminated effective                      (the “Termination Date”). Executive waives and releases any claim that he has or may have to reemployment with the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns.

2. Employment Agreement. The Company will provide termination payments, bonuses and other benefits as and to the extent provided in the Employment Agreement. Executive agrees to comply with all of his continuing obligations under the Employment Agreement, including, without limitation, the provisions of Article III. Executive will not seek any further compensation or benefits from the Company, or any of its parent companies, subsidiary companies, affiliates, successors or assigns, except as expressly provided in the Employment Agreement.

3. No Authority. Executive understands and agrees that effective on the Termination Date, Executive is no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company.

4. Protection of Company Property. Executive agrees to immediately turn over to the Company any and all files, memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents (whether paper or electronic), intellectual property, physical or personal property, obtained by Executive during the course of his employment with the Company and that are the property of the Company.

5. Release. As a material inducement to the Company to pay the amounts that may be due under the Employment Agreement, Executive hereby forever releases and discharges the Company, its parent companies, subsidiaries, owners, affiliates, divisions, shareholders, directors, officers, members, partners, business associations, agents, current and former employees, attorneys, related companies, predecessors, successors and assigns (collectively, the “Released Parties”), and each of them, of and from any and all charges, complaints, claims, or liabilities (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, or any state law tort claim, or any federal, state, or other governmental statute, regulation, or ordinance, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, which Executive now has or claims to have, or which Executive at any time heretofore had or claimed to have, or which Executive at any time hereinafter may have or claim to have, against each or any of the Released Parties; provided, however, Executive specifically does not release any rights under the Age Discrimination in Employment Act arising after the Effective Date of this Release, any claims to enforce this Release or any claims which Executive is precluded from waiving by operation of law. Notwithstanding the foregoing, the parties acknowledge that any continuing obligations under the Employment Agreement remain in full force and effect. As a material inducement to Executive to agree to the foregoing release, the Company on behalf of itself and each of its controlled affiliates hereby forever releases and discharges Executive of and from any and all charges, complaints, claims, or liabilities (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which the Company or any such controlled affiliate now has or claims to have, or which the Company or any such controlled affiliate at any time heretofore had or claimed to have, or which the Company or any such controlled affiliate at any time hereinafter may have or claim to have, against Executive; provided, however, the Company specifically does not release (either on its own behalf or on behalf of any such controlled affiliate) any rights relating to any act of misappropriation, embezzlement, fraud or similar conduct involving the Company or any such controlled affiliate. In the event that any such charge, complaint, claim or liability is asserted against Executive by any Released Party (other than the Company or any such controlled affiliate) by reason of Executive’s employment by the Company or any such controlled affiliate or by reason of any action taken or failure to take action in the course of Executive’s employment by the Company or any of its controlled affiliates, the Company shall fully defend and hold harmless Executive against such charge, complaint, claim or liability (including attorneys’ fees and costs actually incurred); provided, however, the Company shall not have any obligation to indemnify or hold harmless Executive against any such charge, complaint, claim or liability to the extent that such charge, complaint, claim or liability to the extent that the same is based upon or arises out of any act of misappropriation, embezzlement, fraud or similar conduct by Executive or if such indemnification is not permitted under applicable law; and provided further, that Executive’s right to indemnification shall not supersede or modify any right of indemnification Executive may have under any insurance policy, the by-laws of the Company or any of its controlled affiliates, or otherwise.

6. No Claims. Executive represents that Executive has not filed any complaints, charges, or lawsuits with any local, state, or federal agency or court against the Company or any of the Released Parties, that Executive will not do so at any time based upon any matter that he released in Paragraph 5 that arose on or before the execution of this Release, and that if any such agency or court assumes jurisdiction of any such charge, complaint, or lawsuit against the Company or any of the Released Parties on behalf of Executive, Executive will request such agency or court to withdraw from the matter.

7. Consultation with Counsel. Executive agrees that Executive fully understands Executive’s right to discuss all aspects of this Release with Executive’s attorney, that the Company encourages Executive to consult with legal counsel, that Executive has carefully read and fully understands all the provisions of this Release, and that Executive is knowingly and voluntarily entering into this Release.

8. No Representations. Executive represents and acknowledges that, in signing this Release, Executive does not rely, and has not relied, upon any representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.

9. Acceptance and Revocation. Executive agrees that this Release was presented to Executive for review and consideration on                      (the “Review Date”) and that Executive was provided twenty-one (21) days from the Review Date within which to decide whether to execute this Release and return it to the Company. Executive further understands that Executive has seven (7) days after execution of this Release within which to provide the Company with written notice of revocation of this Release (the “Revocation Period”). If said written notice of revocation is not received by the Company by the close of business on the seventh (7th) day following Executive’s signing of this Release, Executive agrees that this Release shall be final, binding, and irrevocable. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments to Executive as set forth in this Release.

10. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below, or to such address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. The executed copy of this Release and/or any written notices should be provided to:

To the Company:

Fulcrum BioEnergy, Inc.

c/o USRG Management Company, LLC

2425 Olympic Boulevard, Suite 6050 West

Santa Monica, CA 90404

Attention: James A.C. McDermott

Fax: (310) 861-5556

With a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, California 90067

Attention: Greg Klein

Fax: (310) 203-7199

To Executive:

E. James Macias

Fax: [                    ]

11. Effective Date.

This Release shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of Executive’s revocation of this Release, the seventh (7th) day after Executive’s signing of this Release shall be the “Effective Date” of this Release.

12. No Admissions. This Release shall not in any way be construed as an admission by the Company that it has acted wrongfully or breached any release with respect to Executive or any other person, or an admission of any acts of discrimination whatsoever against Executive, and the Company specifically disclaims any liability to or discrimination against Executive, on the part of itself, its employees, its agents or its affiliates.

13. Executive Breach. Executive agrees that, in the event Executive breaches any provision of this Release, Executive agrees to indemnify the Company and the Released Parties against all liability, costs and expenses, including reasonable attorney’s fees, and will reimburse the Company for all benefits paid to Executive pursuant to this Release.

14. Sole and Entire Agreement. The Release, including the Employment Agreement, constitutes the entire agreement of the parties, and fully supersedes any and all prior and contemporaneous agreements or understandings between the parties. This Release may be amended or modified only by an agreement in writing and signed by both parties.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to its principles of conflict of laws.

16. Severability. If any provision of this Release or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Release and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

17. Waiver. Except as provided herein, the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Release shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

18. Captions. The captions of this Release are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Release or the intent of any provision hereof.

19. Construction. The parties acknowledge that this Release is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Release shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Release.

20. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY BEFORE SIGNING IT. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release as of the date set forth above.

FULCRUM BIOENERGY, INC.

By:

Name:

Title:

E. James Macias